Exhibit 3.1


                    CERTIFICATE OF AMENDMENT
                             OF THE
              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                         UAL CORPORATION


     UAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That as of March 9, 1995, the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable that the Restated Certificate of Incorporation of this Corporation (the "Restated Certificate") be amended as follows:

          (A)  that Article FIFTH, Subsection 1.26, of the
     Restated Certificate be amended to be and read as follows:

            1.26 "Common Equity" means, in the aggregate and without double-counting:

              (a) the Common Stock outstanding at the time in question that satisfies any one or more of the following clauses (i) through (vi):

                   (i)  that was issued upon conversion of ESOP
                Convertible Preferred Stock or Voting Stock
                (other than Common Stock);

                   (ii)  that was issued upon conversion of the
                Series A Preferred Stock or any Pre-Closing
                Covered Convertible;

                   (iii)  that was issued upon exercise of any
                Pre-Closing Covered Option;

                   (iv)  that constitutes Permitted Bankruptcy
                Equity or was issued upon conversion, exercise or exchange of any Permitted Bankruptcy Equity;

                   (v)  that was outstanding immediately prior
                to the close of business on the Measuring Date (as defined in the Recapitalization Agreement), other than as a result of an issuance initially approved after the Effective Time; or

                   (vi)  that was issued in a transaction
                described in Part II, Section 6.4(a) (i), (ii) or (iii), of Article FOURTH of this Restated Certificate in respect of the number of shares of Common Stock that at the time of such transaction were included in the definition of Common Equity;

              (b) the Common Stock issuable upon conversion of ESOP Convertible Preferred Stock or Voting Stock
            (other than Common Stock) outstanding at the time in question;

              (c) the Common Stock issuable upon conversion of any Series A Preferred Stock or Pre-Closing Covered
            Convertible outstanding at the time in question;

              (d) the Common Stock issuable upon conversion, exercise or exchange of any Permitted Bankruptcy
            Equity outstanding at the time in question; and

              (e) the Common Stock issuable upon exercise of any Pre-Closing Covered Option outstanding at the time in question.

For purposes of the foregoing, if the Corporation reacquires any shares of outstanding Common Stock at a time that shares of Common Stock not included in the definition of Common Equity are outstanding, the Corporation shall make an assessment as to whether or not the shares so reacquired are included in the definition of Common Equity. If the Corporation cannot conclusively establish whether or not the shares so reacquired are included in the definition of Common Equity, then the number of outstanding shares of Common Stock included in the definition of Common Equity pursuant to clause (a) above shall be deemed reduced as a result of such reacquisition by the number determined by multiplying the number of shares of Common Stock so reacquired by a fraction, the numerator of which is the number of shares of Common Stock included in the definition of Common Equity outstanding immediately prior to the reacquisition and the denominator of which is the aggregate number of shares of Common Stock outstanding immediately prior to the reacquisition.

          (B)  that Article FIFTH, Section 1, of the Restated
     Certificate be amended to add the following new Subsections
     1.58.1, 1.58.2 and 1.66.1 in their respective numerical order:

             1.58.1 "Pre-Closing Covered Convertible" means any Convertible Company Securities (as defined in Section
          1.8 of the Recapitalization Agreement), other than the Series A Preferred Stock, outstanding immediately prior to the Effective Time with a conversion price equal to or less than the Old Share Equivalent Price (as defined in Section 1.10 of the Recapitalization Agreement).

             1.58.2 "Pre-Closing Covered Option" means any employee stock option granted under any employee stock option or compensation plan or arrangement of the Corporation outstanding immediately prior to the Effective Time with an exercise price of less than the Old Share Equivalent Price (as defined in Section 1.10 of the Recapitalization Agreement).

             1.66.1 "Series A Preferred Stock" means the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A, of this Restated Certificate.

          (C)  that Article FIFTH, Subsection 1.72, of the
     Restated Certificate be amended to be and read as follows:

             "Termination Date" means, except as otherwise provided in this Restated Certificate, the date on which (a) the Common Equity held in the ESOPs, the Existing Plans or in any other employee trusts or pension, retirement or other employee benefit plans sponsored by the Corporation or any of its Subsidiaries for the benefit of its employees as of the close of business on such date, plus (b) the number of Available Unissued ESOP Shares, plus, but without double-counting
          (c) the number of other shares of Common Stock that are held in the ESOPs, the Existing Plans or in any other employee trusts or pension, retirement or other employee benefit plans sponsored by the Corporation or any of its Subsidiaries for the benefit of its employees as of the close of business on such date and that were acquired (i) in open market transactions or
          (ii) in privately negotiated transactions from a person other than the Corporation or one or more Subsidiaries, represent, in the aggregate, less than 20% of (x) the Common Equity of the Corporation plus (y) the number of Available Unissued ESOP Shares.

          (D)  that Article FIFTH, Section 4.1.1, of the Restated
     Certificate be amended to be and read as follows:

             4.1.1 Audit Committee. The Audit Committee shall consist of the four Independent Directors and the three Outside Public Directors or such fewer number of such Directors (in as nearly as practicable that same proportion of Independent Directors and Outside Public Directors) as shall qualify for audit committee membership under applicable rules of the securities exchanges or other similar trading market on which the Common Stock is traded. The function of the Audit Committee shall be (a) to review the professional services and independence of the Corporation's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (b) to ensure that the scope of the annual external audit is sufficiently comprehensive, (c) to review, in consultation with the independent auditors and the internal auditors, the plan and results of the annual external audit, the adequacy of the Corporation's internal control systems, and the results of the Corporation's internal audits, (d) to review, with management and the independent auditors, the Corporation's annual financial statements, financial reporting practices and the results of each external audit, (e) to review the Corporation's cash management, risk management, investment management and foreign exchange management policies, and (f) to undertake reasonably related activities to those set forth in clauses (a) through (e) of this Subsection 4.1.1. The Audit Committee shall also have the authority to consider the qualification of the Corporation's independent auditors, to make recommendations to the Board as to their selection and to review and resolve disputes between such independent auditors and management relating to the preparation of the annual financial statements.

          (E)  that Article FIFTH, Subsection 4.1.3, of the
     Restated Certificate be amended to be and read as follows:

             Compensation Committee. The Compensation Committee shall consist of seven Directors, including two Independent Directors, two Public Directors and the three Employee Directors. Of the two Public Directors, one shall be an Outside Public Director appointed by the Outside Public Director Nomination Committee, and one shall be the Chief Executive Officer, if the Chief Executive Officer is a Public Director. The two Independent Director members shall be appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all of the votes entitled to be cast by the Independent Directors. At all meetings of the Compensation Committee, the presence of Directors entitled to cast at least a majority of the aggregate number of votes entitled to be cast by all Directors on such committee, including, unless otherwise consented to by all Employee Directors, the presence of at least one Independent Director, shall be required to constitute a quorum for the transaction of business. The principal functions of the Compensation Committee shall be (a) to review and recommend to the Board the compensation and benefit policies to be established for the officers of the Corporation, (b) to review and approve the individual compensation and benefit arrangements for the officers of the Corporation, except as provided in Subsection 4.1.4, (c) to review general policy matters relating to compensation and benefit arrangements of non-union employees of the Corporation, (d) to administer the stock option plans and executive compensation programs of the Corporation, including bonus and incentive plans applicable to officers and key employees of the Corporation, except as provided in Subsection 4.1.4, and (e) to undertake administrative activities reasonably related to the functions set forth in clauses (a) through (d) of this sentence. Subject to final approval by the Compensation Committee in accordance with Subsection 4.1.4, the Compensation Committee may delegate to the Compensation Administration Committee specific responsibilities with respect to the Chief Executive Officer's compensation.

          (F)  that the proviso to the fourth sentence of Article
     FIFTH, Subsection 4.1.4, of the Restated Certificate be amended to be and read as follows:

             provided, however, that in order for any action of the Compensation Administration Committee to be effective, such action must also be approved by the Compensation Committee (unless such approval could reasonably be expected to prevent a stock option plan, restricted stock plan, other equity incentive plan or other executive compensation program (or a component thereof) that is intended to qualify under Rule 16b-3 (or any successor provision) or to qualify for an exception under Section 162(m) (or any successor provision) from receiving the benefits of Rule 16b-3 or qualifying for such exception, respectively).

          (G) that the fourth sentence of Article FIFTH, Subsection 4.1.5, of the Restated Certificate be amended by inserting the phrase ", unless otherwise consented to by all Employee Directors who are members of the Executive
     Committee," between "including" and "the presence."

          (H)  that Article FIFTH, Subsection 4.1.7, of the
     Restated Certificate be amended to add the following new sentence at the end of such Subsection:

             Notwithstanding the foregoing, by resolutions approved by both the Labor Committee and the Board (which vote must include the affirmative vote of at least 80% of the votes entitled to be cast by the entire Board, all Outside Public Directors and at least one Union Director) the officers of the Corporation or the applicable Subsidiary may be authorized to approve such modifications or amendments, or such Collective Bargaining Agreements with any labor union representing in the aggregate not more than 100 of the Corporations' or any of its Subsidiaries' employees based in the United States, in each case of the type or types provided for in such resolutions and which are determined pursuant to such resolutions not to be material to the Corporation and its Subsidiaries.

          (I)  that Article FIFTH, Subsection 4.1.10, of the
     Restated Certificate be amended to add the following new sentence at the end of such Subsection:

             Until the Termination Date, the Board, by resolution passed as aforesaid, may also delegate to the CAP Committee and the Compensation Committee, or any of them, such other power and authority as could have been delegated to an Other Board Committee.

          (J) that the proviso to the first sentence of Article FIFTH, Subsection 4.1.12, be amended by inserting the phrase ", unless otherwise consented to by all Employee Directors who are members of such Other Board Committee," between "Other Board Committee," the first time such phrase appears in such proviso and "if less than all".

     SECOND: That the foregoing amendments have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the affirmative vote of a majority of the shares of stock of the Corporation entitled to vote thereon at the annual meeting of stockholders held on May 18, 1995, voting together as a single class.

     IN WITNESS WHEREOF, UAL Corporation has caused this
Certificate to be signed and attested by the Corporation's duly authorized officer this 23rd day of May, 1995.


                              UAL CORPORATION


                              By:  /s/ Francesca M. Maher

                              Name:  Francesca M. Maher
                              Title:  Vice President - Law and
                                      Corporate Secretary



ATTEST:

By: /s/ Francesca M. Maher

Name:  Francesca M. Maher
Title:  Vice President - Law and
        Corporate Secretary